UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Event: February 17, 2004

SUNBURST ACQUISITIONS III, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-23559	84-14320001
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4807 S. Zang Way Morrison, CO	80465
(Address of Principal Executive Office)	(Zip Code)

(303) 979-2404
(Registrant's telephone number)

Item 1. Changes in Control of Registrant.

(a) On February 17, 2004, there was a change of control of Sunburst Acquisitions III, Inc. (the "Company"). The change of control occurred as a result of closing under a Stock Purchase Agreement (the "Agreement"), dated February 12, 2004, by and among Paul Kessler and Diana Derycz Kessler, as "Buyers" and Jay Lutsky and Michael R. Quinn as "Sellers." A copy of the Stock Purchase Agreement is filed as an exhibit to this Current Report on Form 8-K, and is incorporated in its entirety herein. The following description is modified by such references.

Under the terms of the Agreement, the Buyers purchased a total of 25,282,240 shares, representing approximately 75.91% of the issued and outstanding common stock of the Company. The purchase price was $40,000, or approximately $0.0016 per share. The purchase price was paid in cash at closing. The funds used for completion of the purchase transaction were personal funds of the Buyers.

The closing under the Agreement did not result in any change in the officers and directors of the Company. However, under the terms of the Agreement, the Sellers, who are also the current directors and officers of the Company, agreed to take the steps necessary to increase the size of the Board of Directors and, upon request of the Buyers, to appoint up to three additional members to the Board.

The following table sets forth, as of the date of completion of closing under the Stock Purchase Agreement the beneficial ownership of the Company's Common Stock. The table lists the name and address, the number of shares beneficially owned, and the percentage of ownership of: (i) each stockholder known by the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock, (ii) each Director and Executive Officer, and (iii) all Directors and Executive Officer(s) of the Company as a group.

Name and Address	Number of Shares Beneficially Owned	Percent of Class
Jay Lutsky (1) 4807 S. Zang Way Morrison, CO 80465	400,000	1.20%
Michael R. Quinn (1) 2082 S. Cherry St. Denver, CO 80207	400,000	1.20%
Paul Kessler 6363 Sunset Blvd, 5th Floor Hollywood, CA 90028	12,641,120	37.96%
Diana Derycz Kessler 6363 Sunset Blvd, 5th Floor Hollywood, CA 90028	12,641,120	37.96%
All officers and directors as a group (2 in number)	800,000	2.40%

(1) The person listed is a director and officer of the Company.

ITEM 7. Financial Statements and Exhibits.

(c) Exhibits

The following exhibits are filed as part of this Current Report on Form 8K:

2.1         Stock Purchase Agreement, dated as of February 12, 2004, by and among Paul Kessler and Diana Derycz Kessler, as "Buyers" and Jay Lutsky and Michael R. Quinn, as "Sellers."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNBURST ACQUISITIONS III, INC..

By: /S/ JAY LUTSKY
Jay Lutsky, President

By: /S/ MICHAEL R. QUINN
Michael R. Quinn, Secretary

Date: March 8, 2004